Exhibit 99.1

VNUS Medical Technologies Announces Resignation of Chief Financial Officer and VP, Finance & Administration

SAN JOSE, Calif. -- September 7, 2007 -- VNUS(R) Medical Technologies, Inc. (Nasdaq: VNUS), a leading provider of medical devices for the minimally invasive treatment of venous reflux disease, today announced the resignation of Timothy
A. Marcotte, Chief Financial Officer and Vice President, Finance & Administration, to be effective October 1, 2007, to pursue another business opportunity. VNUS has begun a search for a new chief financial officer.

VNUS President and Chief Executive Officer Brian E. Farley stated, "We want to thank Tim for his many contributions to VNUS since joining the company in April 2004."

ABOUT VNUS MEDICAL TECHNOLOGIES, INC.

VNUS is a leading provider of medical devices for the minimally invasive treatment of venous reflux disease, a progressive condition that is often the underlying cause of symptomatic varicose veins. VNUS sells the VNUS Closure(R) system, which consists of a proprietary radiofrequency (RF) generator and proprietary disposable endovenous catheters and devices to close diseased veins through the application of temperature-controlled RF energy. For more information, please visit the corporate website at www.vnus.com.

CONTACT:
Brian Farley
President and Chief Executive Officer
Phone: 408-360-7499
ir@vnus.com